UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2010

M/I HOMES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-12434	31-1210837
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3 Easton Oval, Suite 500, Columbus, Ohio	43219
(Address of principal executive offices)	(Zip Code)

(614) 418-8000
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a.12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01             Other Events.

On October 28, 2010, M/I Homes, Inc. (the “Company”) issued a press release announcing the pricing of its offering of $200 million in aggregate principal amount of 8.625% senior notes due 2018 (the “New Senior Notes”).  The New Senior Notes were priced at 98.587% of their face value to yield 8.875%.  The New Senior Notes will be offered only to qualified institutional buyers in the United States under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain investors in compliance with Regulation S under the Securities Act.

The Company intends to use the net proceeds from this offering, along with available cash on hand, to fund its purchase of its outstanding 6.875% senior notes due 2012 (the “Existing Senior Notes”) pursuant to the cash tender offer that the Company commenced on October 14, 2010 for any and all of the Existing Senior Notes and to pay related fees and expenses.  Any remaining proceeds from this offering will be used for general corporate purposes.  The sale of the New Senior Notes is subject to customary closing conditions and is expected to close on November 12, 2010.

A copy of the press release is attached hereto as Exhibit 99.1.

This report is not an offer to purchase, an offer to sell, a solicitation of an offer to purchase or a solicitation of an offer to sell any Existing Senior Notes, New Senior Notes or other securities.

Item 9.01            Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Document
99.1	Press release dated October 28, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  October 29, 2010

M/I Homes, Inc.

By:	/s/Ann Marie W. Hunker
Ann Marie W. Hunker
Vice President, Controller
and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit No.	Description of Document
99.1	Press release dated October 28, 2010